AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 24th day of July, 2012, by and between USA MUTUALS, a Delaware business trust (the “Trust”), acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

The Agreement supersedes and replaces the Fund Administration Servicing Agreement dated August 29, 2005, as amended.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial nterest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide fund administration services to each series of the Trust.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers.

(2)	Supply:

a.	Office facilities (which may be in USBFS’, or an affiliate’s, or Fund’s own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.
(6)	Pay Fund expenses upon written authorization from the Trust.
(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

(4)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)
Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.
(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.
(4)	Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to disinterested Trustees and other qualifying service providers.
(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.             Additional Services:
The Trust desires USBFS to provide, and USBFS agrees to provide, the services that are listed below (each, a “System”).  Each System is described and may be subject to additional terms and conditions specified in its respective exhibit noted below, as such may be amended from time to time:

Eagle Portal (Exhibit A)

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit A are selected by the Trust, such services shall also be subject to the terms of this Agreement.  To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit A, as applicable, the exhibits shall control.  The provisions of  Exhibit A, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 11 hereof.

3.	License of Data; Warranty; Termination of Rights

A.
USBFS has entered into an agreement with MSCI index data services (“MSCI”) and Standard & Poor Financial Services LLC (“S&P”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The provisions in Exhibit B shall not have any affect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.
The Trust agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request

10.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto

11.	Terms of Agreement; Amendment

This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice.  The Trust acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Trust to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Trust’s behalf.  The Trust acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the Trust, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Trust shall be sent to:

USA Mutuals
___________________________
___________________________

20.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

USA MUTUALS By: /s/ Joseph C. Neuberger Name: Joseph C. Neuberger Title: Chairman	U.S. BANCORP FUND SERVICES, LLC By: /s/ Michael R. McVoy Name: Michael R. McVoy Title: Executive Vice President

Exhibit A to the Fund Administration Servicing Agreement – USA Mutuals

Eagle Portal (a/k/a “Advisor Information Source”, or “AIS”)

USBFS utilizes the Eagle Portal, a web-based report delivery system that generates holdings, position, and tax reports. Data from IDC, CPORT, S&P, and GICs populate the data warehouse from which reports are generated. Reports can be customer run or scheduled for automatic delivery to a portal inbox.  This is an internal software application which is maintained and monitored by internal staff.

1.  Duties and Responsibilities of USBFS

USBFS shall:

A.
Provide access to the System 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’ reasonable control.  Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Supply necessary software to access the System, if necessary.

C.	Provide training and connectivity support as outlined in the standard pricing model included herein.

D.
Maintain and support the System, which shall include providing error corrections, minor enhancements and interim upgrades to the System and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the System.  Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to System customers, as determined solely by USBFS or (ii) maintenance of customized features.

E.	Provide monthly invoices of fees as stated in the standard pricing model or the fee schedule.

F.
Establish systems to guide assist and permit End Users (as defined below) who access the System from the Trust’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

G.	Address and mail, at the Trust’s expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the System.

H.
Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trust or perform transactions in accounts with the Trust using the System (the “End User”) a unique user ID and password for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Trust.  USBFS will require the End User to use his/her user ID and password in order to access the System.

I.
Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions.  USBFS will take reasonable actions, including periodic scans of Internet interfaces and the System, to protect the Internet web site that provides the System and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate virus detection software and by adopting such other security procedures as may be necessary.

J.	Establish and provide to the Trust written procedures, which may be amended from time to time by USBFS with the written consent of the Trust, regarding End User access to the System.

K.	Ensure that the HTTPS Server is accessible via the Internet.

2.   Duties and Responsibilities of the Trust

The Trust shall:

A.	Provide and maintain, at its own expense, one or more personal computers for accessing the System that will accommodate and be compatible with the software provided by USBFS.

B.	Follow any and all procedures necessary to access the System as may be set forth in any user guide or instruction manual provided and which may be amended or supplemented from time to time.

C.
Provide for the security of all codes and system access mechanisms relating to the System and implement such security procedures and/or devices to ensure the integrity of the System when accessed by the Trust from its principal place of business.

D.	The Trust hereby acknowledges that all programs, software, manuals and other written information relating to the System shall remain the exclusive property of USBFS at all times.

E.
The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the System.  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE SYSTEM. However, USBFS will assist the Trust in verifying the accuracy of any of the information made available to the Trust through the System and covered by this Agreement.

F.
In the event of termination of this Agreement, the Trust shall immediately end its access to the System and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement between the Trust and USBFS that is in effect.

G.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the System in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

H.	Promptly notify USBFS of any problems or errors with the System of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the System.

I.	Comply, and instruct End Users to comply, with all the End User enrollment and authorization procedures.

J.	Obtain and pay for connectivity to the HTTPS Server.

K.	Have the proper equipment and software to enable End Users to access the HTTPS Server and download the files and obtain all related maintenance, including support in the event of download problems.

3.  System Maintenance

The Trust understands that USBFS will perform periodic maintenance to the System(s), which may cause temporary service interruptions.  To the extent possible, USBFS shall notify the Trust of all planned outages and will perform any necessary maintenance during non-business hours.

4.  Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any System, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, System or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5. Proprietary Rights

A.
The Trust acknowledges and agrees that by virtue of accessing the System(s), it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to allow access to the System(s) owned by or licensed to USBFS.  Any interface and other software or programs provided to the Trust in order to provide connectivity to the System(s) shall be used by the Trust only for the period during which this Agreement is in effect and only in accordance with the terms of this Agreement, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications.

B.
The Trust agrees that USBFS would not have an adequate remedy at law in the event of the Trust’s breach or threatened breach of its obligations under this Section 14 of this Agreement and that USBFS would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event the Trust breaches or threatens to breach the obligations set forth in this Section of this Agreement, in addition to and not in lieu of any legal or other remedies USBFS may pursue hereunder or under applicable law, the Trust hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, the Trust’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of this Agreement.

C.
Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, and proprietary information or distribution and communication networks of the other hereunder. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

 23.  System Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall not be liable for any loss or damages resulting from fraudulent, unauthorized, or otherwise improper use of any identification or security codes or systems access mechanisms assigned by USBFS in connection with access to the System(s), except a loss or damages arising out of or relating to the USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

B.
The Trust understands that certain services made available through the System(s) are provided through the use of the equipment, software, and other related services pursuant to certain contracts between various vendors and USBFS.  The Trust agrees to release and hold harmless USBFS against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Liabilities”) which may arise from or by reason of the Trust’s use of such equipment, software or services provided by such vendors to USBFS, except Liabilities arising out of or relating to the USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

C.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE SYSTEM(S).  Accordingly, USBFS’ sole liability to the Trust or any third party (including end users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the System(s) to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the System(s) as promptly as is reasonably possible.

D.
Because the ability of USBFS to deliver the System(s) is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the System(s) by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the System(s) and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

  24. Warranties

The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information provided through its access to the System(s).  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF THE SYSTEM(S).  However, USBFS will assist the Trust in verifying the accuracy of any of the information available to the Trust through the System(s).

  25. System File Security and Retention; Confidentiality

USBFS and its agents will provide reasonable security to ensure that unauthorized third parties do not have access to the Trust’s databases, files, and other information provided by the Trust to USBFS for use with the System(s), the names of end users or end user transaction or account data (collectively, “Trust Files”).  USBFS’ security provisions with respect to the System(s), the Trust’s web site(s) and the Trust Files will be no less protected than USBFS’ security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  USBFS will not use, or permit the use of, names of end users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’ delivery of the System(s).

Exhibit B to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI and S&P

•	The Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•
The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Trust shall represent that it will treat the Data as proprietary to MSCI and S&P.  Further, the Trust shall acknowledge that MSCI and S&P are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Trust  shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•
The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust shall acknowledge that MSCI or S&P may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•
The Trust shall acknowledge that MSCI and S&P are third party beneficiaries of the Customer Agreement between S&P, MSCI and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Fund Administration Servicing Agreement

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit C to the Fund Administration Servicing Agreement

USA Mutuals Effective 3/1/2012 Fund Administration & Compliance Services Annual Fee Schedule

 Asset Based Fees:
 • _____ basis points on the first $_____
 • _____ basis points on the next $_____
 • _____ basis points on the balance
 • Minimum annual fee: $_____
 **Fees on additional portfolios will be renegotiated**

 CCO Support Services: $_____ per year
 Conversion and extraordinary services quoted separately

 Advisor Information Source Web Portal
 • $_____ /fund/month
 • $_____ /fund/month for clients using an external administration service
 • $_____ /hour custom development – quoted based upon client requirements

 Fees are billed monthly

 Annual Legal Administration Add:
 • _____ basis points on the first $_____
 • _____ basis points on the next $_____
 • _____ basis points on the balance

 Plus out-of-pocket expenses, including but not limited to:
   • Postage, stationary
   • Programming, special reports
   • Proxies, insurance
   • EDGAR filing
   • Retention of records
   • Federal and state regulatory filing fees
   • Certain insurance premiums
   • Expenses from board of directors meetings
   • Auditing and legal expenses
   • Blue Sky conversion expenses (if necessary)
            • All other out-of-pocket expenses